Exhibit 99.1

NEWS RELEASE	Contact:
Tim T. Esaki
(808) 665-5480
tesaki@kapalua.com

MAUI LAND & PINEAPPLE BACK IN NYSE COMPLIANCE

KAPALUA RESORT, Hawaii, May 20, 2013 (BUSINESS WIRE) —

Maui Land & Pineapple Company, Inc. (NYSE: MLP) has been informed by the New York Stock Exchange (NYSE) that it is now considered a “company back in compliance” with the NYSE’s continued listing standards.  The NYSE decision was based on MLP’s consistent positive performance with respect to its business plan and the NYSE’s market capitalization standards over the past two quarters.

The NYSE notified the Company in October 2012 that it was not in compliance with the NYSE’s continued listing standards because its average market capitalization was less than $50 million over a 30 trading-day period and its most recently reported shareholders’ equity was less than $50 million.  In December 2012, the Company submitted a business plan outlining its actions to achieve compliance within 18 months.

On May 20, 2013, MLP’s average market capitalization over a 30 trading-day period was approximately $81 million.

About Maui Land & Pineapple Company, Inc.

Maui Land & Pineapple Company, Inc. develops, sells, and manages residential, resort, commercial, and industrial real estate.  The Company owns approximately 23,000 acres of land on Maui and manages properties, utilities, and a nature preserve at the Kapalua Resort.

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